Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q1 2012 Casey’s General Stores Inc Earnings Conference Call

Event Date/Time: Sep 08, 2011 / 02:30PM GMT

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FINAL TRANSCRIPT

Sep 08, 2011 / 02:30PM GMT, CASY - Q1 2012 Casey’s General Stores Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores Inc - CFO

CONFERENCE CALL PARTICIPANTS

Chuck Cerankosky

Northcoast Research - Analyst

Kelly Bania

BofA Merrill Lynch - Analyst

John Lawrence

Morgan Keegan & Co., Inc. - Analyst

Anthony Lebiedzinski

Sidoti & Company - Analyst

Damian Witkowski

Gabelli & Company - Analyst

Ryan Gilligan

BMO Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the Casey’s General Stores, Inc. first-quarter 2012 earnings conference call. My name is Maria and I will be your operator today. At this time all participants are in listen-only mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

I will now turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning. Thank you for joining us to discuss Casey’s results for the quarter ended July 31. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer is also here.

Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2011 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

I’ll take a few minutes to summarize the results of the first quarter, then afterwards we’ll open up for questions to discuss the results and our outlook. As all of you have seen, basic earnings per share for the first quarter were $1.04 compared to $0.73 for the same quarter a year ago. The results last year in the first quarter did include $6.2 million in expenses relate to the unsolicited hostile takeover attempt from Alimentation Couche-Tard. Without those costs, basic earnings would have been $0.81 per share. As indicated in the press release, this represents a 28.4% increase.

Results reflect strong revenue gains across all categories inside our stores, driving double-digit gross profit increases during the quarter. I’ll go over each category to give more detail on what is driving these results. The strong gasoline margin environment that we’ve been experiencing

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Sep 08, 2011 / 02:30PM GMT, CASY - Q1 2012 Casey’s General Stores Inc Earnings Conference Call

over the last 4 years continued in the first quarter resulting in a record average margin of $0.172 per gallon compared to $0.164 per gallon the same period a year ago. Our average margin for the past 4 years has been $0.14 per gallon. Same-store gallons sold in the quarter were down 2.7% as the retail price of gas rose over 39% in the period. In the quarter, total gallons sold increased 6% to 380.1 million. The average retail price during this time was $3.63 per gallon, compared to $2.61 in the same quarter last year. Due a higher gasoline margin from a year ago and strong gallon movement, gross profit in the quarter was up 10.9% to $65.3 million. The positive gas margin environment continues in August. However, higher retail gas prices are adversely impacting same-store gallons sold in August.

Sales in the grocery and other merchandise category were very strong in the first quarter driven by operating 132 more stores this year compared to a year ago, continued promotional activity and more favorable weather. Same-store sales increased 6.2% with an average margin of 32.5%. Margin improved sequentially from the fourth quarter but was down slightly from a year ago, and continues to be affected by the competitive cigarette pricing environment and customers trading over to larger pack options in the beer category. Despite these margin pressures, gross profit dollars were up significantly in both areas.

Same-store customer count was up 4.2% in the quarter, with double-digit sales increases across all major areas within the grocery and other merchandise category. Total sales in the grocery and other merchandise category were up 15.1%, to $365.2 million, while gross profit rose over 14% to $118.7 million. We are very pleased with the gains in this category, especially due to the challenging economy. Sales continue to be solid in August.

Prepared food and fountain category continues to perform very well. Total sales were up 21% to $123.8 million for the quarter. Same-store sales in the quarter were up 15.3% with an average margin of 61.2% down from the same quarter a year ago, primarily due to higher commodity costs. Average cost of cheese this quarter was $2.11 per pound, compared to $1.68 a pound a year ago. The average cost of coffee was more than double where it was in the quarter this year compared to the same quarter a year ago. These are excellent results in light of the higher commodity costs and the prolonged economic downturn. Gross profit dollars in the quarter were up over 16% to $75.8 million. Same-store sales in August continued to trend significantly ahead of our annual goal. However, the margin is still affected by commodity pressures.

Operating expenses in the quarter were up 12.5% to $171.4 million. Excluding fees last year associated with the unsolicited hostile takeover bid from Couche-Tard, expenses would have been up 17.3% or about $25.2 million. Half of this increase was due to a rise in wages primarily related to operating more stores this quarter compared to the same time period a year ago as well as the increase in store remodels and 24-hour locations. Nearly 31% or $7.8 million came from the combined increase in credit card fees and fuel expense. These were up due to a 39.1% increase in fuel prices and higher credit card utilization. Credit card transactions were up nearly 23%, accounting for approximately 59% of all sales this quarter, compared to 56% a year ago.

On the income statement, total revenue in the quarter was up 37.6% to $1.9 billion. The revenue lift was due to an increase in the retail price of gas, sales increases in the categories mentioned previously and operating more stores this year compared to last year. Effective tax rate this quarter was higher than the first quarter of last year primarily due to a change in uncertain tax position related to transfer price calculations, an increase in the Illinois state tax and higher stock-based compensation expense. We expect our effective tax rate to be around 37.5% for the year. The number of basic shares outstanding in the quarter was 38,024,376 and the diluted share count was 38,332,214.

On the balance sheet, our balance sheet continues to be strong. At July 31, cash and cash equivalents were $139 million, up from $59.6 million at the end of the fiscal year. Long-term debt, net of current maturities was $678.7 million due to the recent debt the Company added to fund the recapitalization plan completed back in August of 2010. Shareholder equity rose to $439.6 million, up almost $36 million from fiscal year-end, generated $162.9 million in cash flow from operations, up from $103.7 million a year ago.

Capital expenditures for the quarter were $78.6 million, compared to $39.6 million a year ago in the same period. This was up due to an increase in acquisitions and construction activity this quarter. This quarter we acquired 27 stores, opened 2 new store constructions and closed 1 store. We also have 6 written commitments for acquisitions that we expect to close on in the near future. We are optimistic about the acquisition pipeline going forward. Additionally, we have 15 new stores and 7 replacement stores under construction and anticipate opening 30 to 35 new-store constructions by the end of the fiscal year. This completes my review for the quarter. We’ll now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from the line of Chuck Cerankosky with Northcoast Research. Please proceed.

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Sep 08, 2011 / 02:30PM GMT, CASY - Q1 2012 Casey’s General Stores Inc Earnings Conference Call

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, guys.

Bill Walljasper - Casey’s General Stores Inc - CFO

Hi, Chuck, how are you?

Chuck Cerankosky - Northcoast Research - Analyst

Good. In looking at the profit per gallon, do you see anything keeping it at a new higher level, or would you sort of expect it to — $0.172 to be the higher end of the bound? And then, secondly, could you talk about the farm economy where a lot of your stores operate, and how that’s impacting consumer confidence and customer demand in your stores.

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, certainly, Chuck. First of all, the question on the gas margin — the average retail price of gas is still high as we head into the second quarter, so you should expect several things with that. First of all, credit card fee utilization to increase, so your expense in credit cards should continue to rise. We actually had about a 43% increase in credit card fees Q1 over Q1. I would anticipate something similar in that nature, unless the retail price goes down towards the end of the second quarter.

Now, the margin still remains positive in relationship to our $0.135 goal, but I think your question specifically pertains to — is the new norm around the $0.17? I think that certainly would be on the high end of any range that we have. That certainly is a record gas margin for us. There’s a little bit more pressure this quarter so far relative to the first, but still a very nice solid gas margin environment.

The second part of your question with the farm economy, I think there’s no question that consumer confidence in our marketing territory is a little bit higher than some parts of the United States, primarily due to the commodity prices that we’re experiencing. So I would say that does translate potentially into more activity inside of our store, which is evidenced by the 4.2% same-store customer count traffic. So hopefully that answers your question.

Chuck Cerankosky - Northcoast Research - Analyst

Yes, Bill, and then I’ve got a bit of a follow-up. You talked about — and I hope I got these numbers right — 29% increase in credit card transactions, and then you’d said something that used a 59% statistic of sales on credit card. I wonder if you could go over that a little bit. Sounds — I don’t know if I’m understanding, but the move from 56% to 59%, how does that square up with the 29% increase?

Bill Walljasper - Casey’s General Stores Inc - CFO

Actually, it was a 23% increase in credit card utilization, which means on a per-transaction basis, number of transactions going onto credit cards increased at 23%. The 59% reflects on the total revenue that ran through in the quarter. About 59% of all the sales were ran through on some form of plastic compared to 56% the same time period a year ago.

Chuck Cerankosky - Northcoast Research - Analyst

All right. And that includes both gasoline purchases and in-store purchases?

Bill Walljasper - Casey’s General Stores Inc - CFO

That’s correct.

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Sep 08, 2011 / 02:30PM GMT, CASY - Q1 2012 Casey’s General Stores Inc Earnings Conference Call

Chuck Cerankosky - Northcoast Research - Analyst

Thank you very much.

Bill Walljasper - Casey’s General Stores Inc - CFO

You bet.

Operator

Your next question comes from the line of Kelly Bania with Bank of America-Merrill Lynch. Please proceed.

Kelly Bania - BofA Merrill Lynch - Analyst

Hi, good morning. Just had a question on operating expenses. You talked about the credit card pressure there, but if you looked at operating expenses, I guess outside from credit, how did those come in relative to your expectations?

Bill Walljasper - Casey’s General Stores Inc - CFO

You know, relative to our expectations, they were in line. What we have going on, I referenced a little bit of that, Kelly, is when you look at wages — and certainly wages are up, and that’s the lion’s share of the operating expense increase, but obviously when you operate 132 more stores, you’re going to see that. But when you look at it from a same-store perspective, same-store wages are up about 5% Q1.

Now when you — and that’s a little misleading because then you have to take out — and we have done some initiatives recently, like for instance, the 24-hour locations, as well as the store remodels that we completed last fiscal year. Both of those are still in the same-store calculation. So if you strip those out and look at the remaining same-store base, that’s up about 3.5%, 3.7% on a same-store. So that was performing in line with our expectations.

When you look at credit card fees, we certainly expected that to go up. Sometimes you don’t know quite how high, but certainly expected over 35% increase in this quarter, and I would expect certainly over a 35% increase next quarter with where retail prices are at. So outside of that, I think they did come in, in line with where we were anticipating.

Going forward, I think a question that I anticipate is — where should we frame operating expenses, and probably should be somewhere in that low- to mid-teens range for operating expense growth into next quarter. That will fluctuate obviously with fuel expense and credit card utilization.

Kelly Bania - BofA Merrill Lynch - Analyst

Thanks. And you mentioned these 24-hour locations. How many of those do you have now, and what is the response that you’re seeing in those stores?

Bill Walljasper - Casey’s General Stores Inc - CFO

We’re about somewhere between 125, 150, 24-hour locations. The bulk of those we did change to 24 hours back in January and February. They are certainly performing extremely well, and we’re very excited about that, and looking right now at other opportunities to expand hours in a fair number of stores. We’re trying to get our arm around that, as far as where we’re going to expand that, but definitely look for us to expand hours in more stores as we go forward in this fiscal year.

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Kelly Bania - BofA Merrill Lynch - Analyst

Great. And then just 1 more, if I can. On merchandise margins, it looked like there was some good sequential improvement there this quarter. Still some pressure from commodities. But how do you feel about your goals for the rest of the year, in terms of merchandise margins, and any update on if there’s an opportunity to take any more price increases?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, we feel very good about the goals within the grocery and general merchandise category, both same-store and margin. I mean, sequential movement from the fourth quarter is a combination of a couple things. We were just a little bit less promotional on the beer category than we were in the same time period a year ago, so that’s helping the margin, even though we did have a lot of our customers migrate more to the large pack purchasing, the less promotional activity, it benefited us. Also, we are starting to cycle — towards the end of the first quarter, we started cycling the competitive pack pricing that we’ve been talking about for the last 3 or 4 quarters. So we did see a little bit of relief in that regard as well.

I’ll caveat that to say that you never know where the cigarette pricing will go. It has been very volatile over the last, probably 4 quarters, so hopefully we plateaued there and we’ll begin to see a little bit of easing on a period-over-period comparison. So that helped us on the sequential movement. So, feel pretty good about the grocery and general merchandise goals in that regard.

Kelly, you might have to repeat the second part of your question.

Kelly Bania - BofA Merrill Lynch - Analyst

Just any update on any opportunity for some price increases?

Bill Walljasper - Casey’s General Stores Inc - CFO

We constantly are out there doing price surveys. I get those periodically here. We are looking for opportunities. More than likely, price increases, if we take those going forward in this fiscal year, probably will come more in the prepared food category than they would the grocery and general merchandise category. Typically in the grocery and general merchandise category, those tend to be passed through to the consumer to meet or maintain margin or maintain gross profit dollars, depending on the product.

Kelly Bania - BofA Merrill Lynch - Analyst

Thanks a lot.

Operator

Your next question comes from the line of John Lawrence with Morgan Keegan. Please proceed.

John Lawrence - Morgan Keegan & Co., Inc. - Analyst

Thanks. Good morning, guys. Bill, you touched on it on the last question, but you gave some guidance regarding to the behavior related to the cigarette pack sizes. Could you sort of — how that customer’s behaving on that pack size, and it led to something you said related to the beer category. Would you go over some of those mix changes, et cetera, on behavior, please.

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes. On the cigarette side, this started roughly — it’s been going on for a while, but there’s been definitely a migration as the retail price of cigarettes has increased, people have migrated over to pack purchasing more than cartons. Now recently, we have seen a, over the last probably 4 quarters or so, we have seen a more competitive pricing environment on the pack purchase — packs within our market area, and that’s what’s putting pressure on the cigarette margin over the last, probably 4 quarters. We still see that same migration in the cigarette. People continue to migrate towards pack purchasing. Right now we’re about 80% packs versus cartons as far as sales go. 5 years ago that probably would have been more at about 60/40. That continues.

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It’s not necessarily a bad thing for us because people don’t necessarily change their smoking habits. They come in and buy 2 or 3 packs of cigarettes, they don’t change the habits. They come back and buy 2 or 3 more packs. At the end of the day, they probably spend more money on the packs versus the cartons if they would have just bought the cartons in the first place. But there’s a psychological barrier there for someone to put out $50, $55 for a carton of cigarettes. So that’s what we see continuing. I think that will continue into the remainder of the fiscal year.

Now, the beer category, people are always looking — they’re very value conscious, and so they’re looking to add value. What we see them doing more and more is gravitating towards larger pack purchasing, even though it’s a higher ring, they perceive that as a greater value. We have seen a migration more to the 24-packs and the 12-packs, away form 6-packs and smaller, which is a good thing for us. The people continue to purchase those items, and the beer case, we’ve added recently and the remodels have done extremely well, so we’re looking now to implement — at least the concept of implementing beer case in all of our construction activities.

John Lawrence - Morgan Keegan & Co., Inc. - Analyst

Yes. Secondly, Bill, thanks for that breakdown. The 59% credit card, what’s the highest that number has gotten in the past?

Bill Walljasper - Casey’s General Stores Inc - CFO

59%.

John Lawrence - Morgan Keegan & Co., Inc. - Analyst

We’re there.

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes. I mean, John, if I were to go back and go through a chart over the last 5 to 10 years, 10 years ago that utilization was about 20%, 22%. Steadily gravitated upwards. I certainly — I would anticipate we might pierce the 60% in the second quarter with the retail prices where they’re at.

John Lawrence - Morgan Keegan & Co., Inc. - Analyst

And last question. How does the commodity environment we’re in — when you talk to some of the possible acquisitions, how in this environment does that change that with pricing, et cetera?

Bill Walljasper - Casey’s General Stores Inc - CFO

Well, really, the pricing environment for acquisitions actually has become more reasonable over the last probably year-and-a-half to 2 years; multiples on a trailing basis typically come in at 5 to 7 times EBITDA. We buy outside of that range on both sides depending on the asset, but it seems to me that they become much more reasonable, and that’s part of the reason that we’re optimistic about the acquisition pipeline. Plus, as I alluded to on the conference call last quarter, we have penetrated the state of Arkansas, and we are actively looking in Tennessee and Kentucky, and think there’s some tremendous opportunities in those areas.

John Lawrence - Morgan Keegan & Co., Inc. - Analyst

Great. Thanks.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thanks, John.

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Sep 08, 2011 / 02:30PM GMT, CASY - Q1 2012 Casey’s General Stores Inc Earnings Conference Call

Operator

Your next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. So you guys had another quarter of store remodels, so now that you have more data, can you talk us through what incremental sales lifts are you seeing from the remodeled stores?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, I can talk about that. Certainly the remodels, we’ve got more and more data points on that we’re still evaluating those obviously, and probably will continue to evaluate those through the second quarter. Right now we’re seeing some very strong lifts within the remodels. When you look at the same-store movement of the remodeled stores, food service, you’re looking somewhere in the upper 30% increase on a same-store for those stores. Prepared food — inside the store, you’re looking in the close to 9% to 10% same-store lift in those. So, we’re seeing some nice lift, revenue lift just like we expected from the store remodels.

However, with that obviously, the stores are a little bit more expensive to operate, so we’re trying to get to be as most effective as possible, efficient as possible in operating those stores before we decide to make any more movements to roll those out. Also here, these summer months, Anthony, as you know, we are going back and doing the remodeling on the acquisitions that we did last fiscal year, trying to get those kitchens up and running because we think there’s tremendous opportunity there as well.

Don’t have any ROI information for you at this point. I think it’s a little too premature to do that. But certainly as we get through the second quarter and the summer months, we should have a pretty good idea of where this works the best and begin to roll it out in the most efficient manner possible. But seeing some very nice revenue lifts.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. That’s good to hear. And in terms of gallon movements, what are you seeing there in the remodeled stores?

Bill Walljasper - Casey’s General Stores Inc - CFO

Really, keep in mind, we don’t do anything with the gasoline on the remodels. There really is not any additional movement there outside what we normally see in the store base, simply because we’re not adding any pumps or anything. Give you kind of an idea, from a prepared food — just 1 last metric on that, that 15.3% same-store on prepared foods, roughly about 4.5% of that number came through due to the remodels that we added. So they are contributing to same stores significantly right now.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. And as far as cheese costs, looks like they have come down from where they were just a couple months ago. Was wondering if you’re looking at possibly locking in prices here now, or what’s your thought process there.

Bill Walljasper - Casey’s General Stores Inc - CFO

No. We’re not looking right now. Currently still about $2.11. You’re correct, it has come down from a couple months ago. But the average cost of cheese has been — this quarter was really roughly the same as it was in Q4. Don’t think there’s really an opportunity at this point, so we’ll continue to purchase on the spot market and monitor that. We still think there’s opportunity for that to slide downward.

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Sep 08, 2011 / 02:30PM GMT, CASY - Q1 2012 Casey’s General Stores Inc Earnings Conference Call

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. And may have missed this, but did you give out the total credit card fees in the quarter, what that number was?

Bill Walljasper - Casey’s General Stores Inc - CFO

I didn’t. I don’t think I did. But I can give that to you. It’s about $22.2 million.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. All right. Thanks a lot.

Operator

(Operator Instructions). Your next question comes from the line of Damian Witkowski with Gabelli & Company. Please proceed.

Damian Witkowski - Gabelli & Company - Analyst

Good morning, Bill. Question on — you mentioned traffic for grocery, I think you said it was up 4.2% in the quarter. Did you mention what it was for prepared food?

Bill Walljasper - Casey’s General Stores Inc - CFO

That 4.2% was a total number.

Damian Witkowski - Gabelli & Company - Analyst

For both. So for inside the store. Okay. Is it still that the consumer, the gas price is high at the pump, so they’re coming in more frequently because they don’t fill up all the way to the top each time?

Bill Walljasper - Casey’s General Stores Inc - CFO

You’re right on point there. What we see is when the retail price of gasoline goes up, there’s an inflection point with our consumers. So, what they do — they put less gallons per transaction. But they don’t curtail their driving accordingly to match that. So, consequently, they are coming back to the store a little more often to fill up or top off or put whatever gasoline they’re comfortable with putting in their tanks. We believe there’s opportunities when that happens to obviously have some cross-promotional sales, and we think that we are picking up some of that and that’s reflected in the inside movement of sales.

Damian Witkowski - Gabelli & Company - Analyst

Square that off with — if you look at credit card usage going up, which would imply — I’m not sure if people are doing it because they don’t have cash or because they want to use credit cards to gain points and such, but obviously if they’re using more cash — more credit cards, you would think those people are actually filling up all the way then, or those 2 aren’t really related?

Bill Walljasper - Casey’s General Stores Inc - CFO

It’s hard to get in the mindset of a customer. I think your point is an interesting point. Obviously, credit card utilization continues to go up. I think it’s more of a mindset of they know where they’re at with respect — keep in mind, credit cards includes all plastic when I say credit cards. That could be the debit card as well being utilized. I want to make sure that caveat —.

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Damian Witkowski - Gabelli & Company - Analyst

Okay. That’s true.

Bill Walljasper - Casey’s General Stores Inc - CFO

Having said that, for whatever reason, the average gallon per transaction has gone down significantly since we probably roughly pierced that $3 range. Obviously, they’re not topping off — they’re not filling up.

Damian Witkowski - Gabelli & Company - Analyst

And then as you look at operating expenses, you mentioned that, I think 55% of the operating costs, fixed operating costs are basically wages that you pay, and you said they increased on average 5% in the quarter. And I’m just wondering if that’s — is it actual real wage increases or is it just more people staffing the stores that are maybe now on average open a little longer.

Bill Walljasper - Casey’s General Stores Inc - CFO

The 5% I refer to is the same-store wage increase, and part of that has to do with staffing, putting more staff in the store for the 24-hour, and the remodels. So if you strip the 24-hour stores out of the mix and you stripped out the remodels that we did, that same-store wage would be about 3.5%, 3.7%. And that has to do with just wage increases.

Damian Witkowski - Gabelli & Company - Analyst

But that pressure will continue now for the foreseeable future in terms of more stores being open longer and remodeled, and so the actual increases will be more in the mid-single-digit range.

Bill Walljasper - Casey’s General Stores Inc - CFO

I would say that’s correct. Obviously as I alluded to, we are looking to expand hours in some of our stores. We think that’s a strong initiative to drive value, and so, yes, intuitively we should see some wage movement from that.

Damian Witkowski - Gabelli & Company - Analyst

And lastly, just on the Marlboro Leadership Program, any new developments there? Do you think it was a net negative for your gross margins in the grocery side of business in the quarter?

Bill Walljasper - Casey’s General Stores Inc - CFO

I would say that the MLP program you’re referring to from Altria was a neutral event for us. The majority of people within our stores did not go along with that program. More of the people in our market area did not go along with that program. We actually are seeing some positive and have been for the last 2 quarters, carton movement; this is unit movement has been up. Gross profit dollars continues to be solid in the cigarette area. So it may be actually a slight positive for us.

Damian Witkowski - Gabelli & Company - Analyst

Thank you.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thanks, Damian.

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Operator

Your next question comes from the line of Karen Short with BMO Capital Markets. Please proceed.

Ryan Gilligan - BMO Capital Markets - Analyst

Hi, good morning, this is actually Ryan Gilligan standing in for Karen.

Bill Walljasper - Casey’s General Stores Inc - CFO

Hi, Ryan.

Ryan Gilligan - BMO Capital Markets - Analyst

In the categories that you raised prices in for prepared food and fountain, when were the price increases taken, and were they enough to offset the margin pressure from higher commodity costs? And I guess a follow-on to that is — can you give the basis-point impact of higher cheese costs on gross margins in the quarter?

Bill Walljasper - Casey’s General Stores Inc - CFO

Your first part of the question — we took a series of 2 price increases in prepared foods. One was primarily on coffee back in February — February 1. And then the second one was April 1, primarily in the slices of cheese and some select sandwiches. The combination of those 2 would represent about 3% of the same-store number that we’ve — that 15.3%. About 3% of price increase.

Now, as far as the basis point, you can kind of back into this. We’re at about $2.11 was the average for the quarter, compared to $1.68 in Q1. Every $0.10 movement, Ryan, is about 35 basis points to the total margin in the prepared food category. That will give you kind of an idea of where that’s moving. And then the coffee, obviously as I mentioned was about double where it was a year ago, but we also have some price increases in some secondary and tertiary products like meat and things of that nature.

Ryan Gilligan - BMO Capital Markets - Analyst

That’s helpful. Thank you. And can you elaborate on the allocation of CapEx spending for the year?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, I can. As I mentioned, it was $78.6 million for the first quarter. Breakdown of that, about $15 million was for new store construction, about $40 million was for acquisitions, about $4 million for replacements, roughly about $3 million for major remodels that trickled into the first quarter. Transportation was roughly about $1 million. And then information systems combined with your general maintenance was about $16 million.

Ryan Gilligan - BMO Capital Markets - Analyst

That’s great. Thanks. And then finally, what is the potential for the pizza delivery business? Do you have an idea on how many stores could participate?

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Sep 08, 2011 / 02:30PM GMT, CASY - Q1 2012 Casey’s General Stores Inc Earnings Conference Call

Bill Walljasper - Casey’s General Stores Inc - CFO

Don’t have a number to give you right now, Ryan. But we’ve been at that for a little bit. We only have like 6 stores currently. We have plans to roll out additional stores in November, and more stores again in — after the first of the year. We certainly think that is a viable opportunity to drive revenue at a number of our stores. We haven’t quite got a number of stores that would be applicable. We’re still trying to figure out where it will work the best and be most efficient in the roll-out of that. I can tell you that it’s certainly — it’s a program that we believe has some legs, and we’re going to be escalating that program and finding out where it works the best.

Ryan Gilligan - BMO Capital Markets - Analyst

Great. Thank you.

Operator

At this time there are no further questions in the queue. I will turn the call back over to Mr. Walljasper for closing remarks.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thank you, Maria. First of all, I’d like to thank everybody for joining us this morning. That really completes our review of the quarter. Also, I will remind everyone that same-store sales will be released next Thursday, September 15, at 3.00 Central Time. Enjoy the weekend. Thank you.

Operator

Ladies and gentlemen, that concludes today’s presentation. Thank you all for your participation. You may now disconnect. Enjoy your day.

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